NaturalNano Receives First Payment from Fortune 200 Company

Company Receives Multiple Purchase Orders For Application Specific Products

ROCHESTER, N.Y. – May 22, 2008 – NaturalNano, Inc. (OTCBB: NNAN) (FWB: N3N), a developer of advanced nanomaterials and extended release nanotechnologies, today announced that it has received the first cash payment from a Fortune 200 multinational corporation for the development of advanced uses of its HNT™ extended release technology.

NaturalNano also noted that projects with two additional large multinational corporations are expected to produce revenue for NaturalNano this quarter and eventually lead to supply agreements for NaturalNano’s products.

NaturalNano’s current relationships include:

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NaturalNano has received its first cash payment initiating the development program with a Fortune 200 global consumer products giant. The project involves extended release of fragrances for use in home and personal care products and provides a path toward a joint product launch. Terms of the funding and the name of the corporate partner, one of the world’s largest consumer products companies, are not disclosed for competitive reasons.

•	The Company has a purchase order for a 3 month project from a Fortune 100 multinational consumer products company, and continues to work toward future funded projects.

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The Company also has purchase orders for two funded projects from a multinational corporation which is one of the world’s largest global chemical manufacturers. NaturalNano is also working toward a joint development agreement.

•	NaturalNano expects pre-payment for samples ordered by an additional Fortune 500 chemical manufacturer, and is also moving toward establishing a joint development agreement.

•	The Company is currently negotiating a supply and license agreement with a world leading private label contract manufacturer in the cosmetics industry.

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NaturalNano has a signed Joint Development Agreement with Cascade Engineering, a leading developer and manufacturer of innovative plastics solutions for multiple markets, including the polymer composites industry. NaturalNano and Cascade are expecting the first revenue from this relationship to commence during 2008.

“We’ve demonstrated our HNT technology as a superior additive for plastics. We’re now focused on customer-specific product development and gearing up for production shipments with both large and mid-size companies,” stated Cathy Fleischer, Ph.D., NaturalNano President and CTO.

NaturalNano holds an exclusive license from the U.S. Dept. of the Navy, Naval Research Laboratory for proprietary technology in eleven specific market segments, and has patented proprietary methods for processing and functionalizing HNT technology.

“We remain pleased with our progress toward our 2008 performance goals. Specific terms of the agreements and the names of some of these customers are being withheld at their request for competitive reasons,” Fleischer explained. “These projects are a solid foundation for what we believe will be long-term partnerships that will expand into new technical areas, products and markets,” Fleischer concluded.

About NaturalNano, Inc.

NaturalNano, Inc. (OTCBB: NNAN) (FWB: N3N) is a materials science company focused on developing and commercializing advanced nanomaterials and extended release nanotechnologies. Based in Rochester, NY, the Company is focused on additive technologies and processes, including its proprietary Pleximer™ polymer additive, that add value to industrial polymers, plastics and composites, as well as consumer and industrial products. NaturalNano owns and/or exclusively licenses more than 25 patents and applications, as well as proprietary know-how for extraction and separation processes, compositions, and derivatives of halloysite and other nanotubes. For more information, visit http://www.naturalnano.com.

About Cascade Engineering

Based in Grand Rapids, Michigan, Cascade Engineering is shaping ideas in plastics through the development, engineering and manufacturing of plastics products. The Company is a leader in engineered plastic systems and components for the solid waste, automotive and industrial markets. The Company also produces components for OEM customers as well as Cascade Engineering branded products. Cascade Engineering is also widely recognized for its sustainable business and management practices. For more information, please visit http://www.cascadeng.com.

Cautionary Statement Regarding Forward-Looking Statements:

This press release may contain forward-looking statements regarding future events and future performance of NaturalNano that involve risks and uncertainties that could materially affect actual results. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of NaturalNano's filings with the Securities and Exchange Commission. The most recent annual reports on Form 10-KSB and quarterly reports on Form 10-QSB filed by NaturalNano provide information about these factors, which may be revised or supplemented in future reports to the SEC on those forms or on Form 8-K. We caution investors not to place undue reliance on forward-looking statements, and we do not undertake any obligation to update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other such factors that affect the subject of these statements, except where expressly required by law.

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Contact:

Patrick Kane, Karen Keller

Lambert, Edwards & Associates

616.233.0500 / pkane@lambert-edwards.com